                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                          S.O.S. COMPUTER SYSTEMS, INC.

                            THE DUNSTER FAMILY TRUST,

                       THE CLARK LINDSAY BALLANTYNE TRUST,

                       THE LAURA BALLANTYNE WARNER TRUST,

                                   DAVID SMART

                                       AND

                             SHIP ACQUISITION CORP.

                           CLOSING DATE APRIL 6, 2005

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

                                TABLE OF CONTENTS

                                                                                                         PAGE
1     DEFINITIONS.....................................................................................     1

2     SALE OF ASSETS; CLOSING.........................................................................     5
      2.1.    Sale of Assets..........................................................................     5
      2.2.    Consideration...........................................................................     5
      2.3.    Net Current Assets Adjustment to Purchase Price.........................................     5
      2.4.    Accounts Receivable Adjustment to Purchase Price........................................     7
      2.5.    Buyer's Assumption of Liabilities.......................................................     7
      2.6.    Closing.................................................................................     8
      2.7.    Deliveries by Seller Parties at Closing.................................................     8
      2.8.    Deliveries by Buyer at Closing..........................................................     9

3     REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES............................................     9
      3.1.    Organization and Power..................................................................     9
      3.2.    Authorization...........................................................................    10
      3.3.    No Conflict.............................................................................    10
      3.4.    Title to Purchased Assets...............................................................    10
      3.5.    Condition of Purchased Assets...........................................................    10
      3.6.    Financial Statements....................................................................    10
      3.7.    Accounts Receivable; Credits............................................................    11
      3.8.    Pre-Bill................................................................................    11
      3.9.    Litigation..............................................................................    11
      3.10.   Compliance with Law.....................................................................    11
      3.11.   Absence of Undisclosed Liabilities......................................................    12
      3.12.   Absence of Certain Changes..............................................................    12
      3.13.   Contracts...............................................................................    13
      3.14.   Intellectual Property...................................................................    13
      3.15.   Real Property...........................................................................    15
      3.16.   Environmental Matters...................................................................    16
      3.17.   Labor; ERISA............................................................................    17
      3.18.   Taxes...................................................................................    17
      3.19.   Capitalization; Relationships with Related Persons......................................    18
      3.20.   Brokers.................................................................................    18
      3.21.   Insurance...............................................................................    18
      3.22.   Powers of Attorney......................................................................    19
      3.23.   Debt....................................................................................    19
      3.24.   Solvency................................................................................    19
      3.25.   Statements not Misleading...............................................................    19

4     REPRESENTATIONS AND WARRANTIES OF BUYER.........................................................    19
      4.1.    Organization and Power of Buyer.........................................................    19
      4.2.    Authorization...........................................................................    20

      4.3.    No Conflict.............................................................................    20
      4.4.    No Creditors............................................................................    20

5     COVENANTS.......................................................................................    20
      5.1.    Further Assurances; Cooperation.........................................................    20
      5.2.    Covenants not to Compete................................................................    21
      5.3.    Use of Names............................................................................    23
      5.4.    Passage of Title and Risk of Loss.......................................................    23
      5.5.    Transfer of Goodwill and Business.......................................................    23
      5.6.    Expenses; Transfer Taxes................................................................    23
      5.7.    Taxes...................................................................................    23
      5.8.    Employment Matters......................................................................    24
      5.9.    Agreement Regarding Lease Payments......................................................    25
      5.10.   Enforcement of Assignments..............................................................    25

6     INDEMNIFICATION.................................................................................    26
      6.1.    Indemnified Losses......................................................................    26
      6.2.    Indemnification by Seller Parties.......................................................    26
      6.3.    Indemnification By Buyer................................................................    26
      6.4.    Third Party Claims Against Buyer........................................................    27
      6.5     Third Party Claims Against Seller.......................................................    27
      6.6.    Procedures; No Waiver; Exclusivity......................................................    27
      6.7.    Set-Off.................................................................................    28
      6.8.    Survival................................................................................    29
      6.9.    Limitations on Indemnification by the Seller Parties....................................    29
      6.10.   Set-Off Against Lease...................................................................    30
      6.11.   Exclusive Remedy........................................................................    30

7     MISCELLANEOUS...................................................................................    31
      7.1.    Notices.................................................................................    31
      7.2.    Entire Agreement........................................................................    31
      7.3.    Counterparts............................................................................    31
      7.4.    Parties in Interest; Assignment.........................................................    32
      7.5.    Governing Law; Fees and Costs...........................................................    32
      7.6.    Schedules and Headings..................................................................    32
      7.7.    Amendment...............................................................................    32
      7.8.    Waiver..................................................................................    32
      7.9.    Joint and Several Liability.............................................................    32
      7.10.   Facsimile Signatures....................................................................    32
      7.11    Press Release...........................................................................    32

                             EXHIBITS AND SCHEDULES

Exhibit A       --      Escrow Agreement
Exhibit B       --      Opinion of Counsel to the Seller Parties
Exhibit C       --      Bill of Sale, Assignment and Conveyance
Exhibit D       --      Lease
Exhibit E       --      Assumption of Liabilities

Schedule 1A           --      Assumed Liabilities
Schedule 1B           --      Purchased Assets
Schedule 2.3          --      Re-classified Assets
Schedule 2.7(e)       --      Consents Required for Closing
Schedule 3.3          --      Consents, Etc.
Schedule 3.4          --      Title to Purchased Assets
Schedule 3.5          --      Condition of Purchased Assets
Schedule 3.6          --      Reference Date Balance Sheet
Schedule 3.7          --      Accounts Receivable; Credits
Schedule 3.8          --      Pre-Bill
Schedule 3.10         --      Compliance with Law
Schedule 3.11         --      Absence of Undisclosed Liabilities
Schedule 3.12         --      Absence of Certain Changes
Schedule 3.13         --      Contracts
Schedule 3.14         --      Intellectual Property
Schedule 3.15         --      Real Property
Schedule 3.17         --      Labor; ERISA
Schedule 3.19         --      Capitalization
Schedule 3.20         --      Brokers
Schedule 3.21         --      Insurance
Schedule 3.23         --      Debt
Schedule 5.7          --      Additional Obligation

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (the "Agreement") is executed as of April 6, 2005, by and among S.O.S. COMPUTER SYSTEMS, INC., a corporation incorporated under the laws of the State of Utah ("Seller"), and solely for purposes of Articles 3, 5 and 6 hereof, G. William Dunster, as trustee of the Clark Lindsay Ballantyne Trust (the "Clark Trust"), G. William Dunster, as trustee of the Laura Ballantyne Warner Trust (the "Warner Trust"), George William Dunster and Sondra Jane Dunster as trustees of the Dunster Family Trust (the "Dunster Trust" and together with the Clark Trust and the Warner Trust, each a "Trust" and collectively, the "Trusts") and David Smart, an individual ("Smart" and together with Seller and the Trust the "Seller Parties") and SHIP ACQUISITION CORP., a corporation incorporated under the laws of the State of Delaware ("Buyer") (collectively, the "parties").

                                    RECITALS

      WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Purchased Assets (as defined below) upon the terms and conditions of this Agreement; and

      WHEREAS, in order to induce Buyer to purchase the Purchased Assets, Smart and the Trusts, each of whom will receive a direct, tangible and material benefit from the transactions contemplated by this Agreement by virtue of the fact the Trusts and Smart are equity owners of Seller, are willing to be parties to this Agreement as set forth herein.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      For purposes of this Agreement, the following terms shall have the following meanings:

      "Accounts Receivable" shall mean (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

      "Additional Escrow Funds" shall have the meaning set forth in Section 5.9 and Section 6.10.

      "Assumed Liabilities" shall mean only the duties, liabilities or obligations of Seller, if any, arising after the Closing Date in connection with the items identified on Schedule 1A, except as otherwise noted on Schedule 1A, and shall specifically exclude, among other things, (i) any liabilities for employment, income, sales, property or other Taxes incurred or accrued by Seller, including without limitation as a result of this transaction; (ii) any fees or expenses incurred by Seller in connection with this transaction; (iii) any debt, payables or other liabilities to Related Persons other than salary and other payroll related expenses that may be specifically set forth on Schedule 1A; (iv) any liabilities related to any employee benefit plan, including, without limitation, any 401(k), any profit sharing or pension plan, whether or not sponsored by Seller, any deferred compensation payables, accrued bonus payables, other accrued liabilities, and any COBRA-related obligations; (v) any and all liability related to Seller's Real Property except as specifically set forth in the Lease; (vi) any litigation pending against Seller; (vii) any warranty liability to Seller's customers, including any liability arising out of or relating to any breach by Seller of any obligation to a customer that occurred prior to the Closing; and (viii) any liability or obligation constituting or arising out of any Debt of Seller.

      "Business" shall mean the business of developing, marketing and providing data processing software and/or services to credit unions, including, without limitation, the licensing or provision of Seller's "Centryx," "m*teller" and e*teller software products and related services.

      "Closing" shall mean the consummation of the purchase, sale, assignment and assumption transactions described herein.

      "Closing Date" shall mean the date on which the Closing occurs, as specified in Section 2.6.

      "Contract" shall have the meaning assigned to it in Section 3.13.

      "Current Assets" shall mean all cash, cash equivalents, marketable securities, Accounts Receivable, inventory and prepaid expenses of Seller and other assets classified as current assets in accordance with GAAP.

      "Current Liabilities" shall mean all trade accounts payable and deferred revenue obligations (whether categorized as deferred revenue or as customer deposits), accrued sales commissions, accrued costs of sales and amounts owing to vendors and suppliers for goods and services provided before the Closing Date but invoiced after the Closing Date, and other debts, liabilities and obligations that are classified as current liabilities in accordance with GAAP.

      "Debt", as applied to any Person, means: (a) indebtedness or liability of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services; (b) all obligations of such Person evidenced by notes bonds, debentures or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person for the deferred purchase price of property or services; (e) all obligations of such Person as lessee under capital leases; (f) current liabilities of such Person in respect of the present value of unfunded vested benefits under any employee benefit plan;

(g) obligations of such Person under letters of credit, bankers acceptances, or comparable arrangements; (h) obligations of such Person arising under acceptance facilities; (i) guaranties; endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds to invest in any Persons, or otherwise to assure a creditor against loss; (j) all obligations of such Person secured by any Lien on any of such Person's assets or property, whether or not the obligations have been assumed, and (k) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements.

      "Excluded Assets" shall mean those items listed as such on Schedule 1B hereto.

      "Financial Statements" shall have the meaning assigned to it in Section
3.6.

      "GAAP" shall mean United States generally accepted accounting principles consistently applied.

      "Governmental Entity" shall mean any court, administrative agency, commission, state, municipality or other governmental authority or instrumentality, domestic or foreign, national or international.

      "Knowledge" - an individual will be deemed to have "Knowledge" of a fact or other matter if:

            (a)   such individual is actually aware of that fact or matter; or

            (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement, provided however, that the Listed Persons (as defined below) shall not be required to make inquiry of other employees of Seller.

      Seller will be deemed to have "Knowledge" of a particular fact or other matter if David Smart, Richard Verhaaren, Joseph Shelby, Elizabeth Kinkade, Clyde Barton, Dennis Madson, Dan Mueller or Kenny Burgener and/or any other individual who is serving as a director or officer of Seller (or in any similar capacity) (the "Listed Persons") has Knowledge of that fact or other matter (as set forth in (a) and (b) above).

      "Lease" shall have the meaning assigned to it in Section 2.7(h).

      "Liens" shall mean all liabilities, claims, liens, charges, pledges, security interests, options, restrictions on the use of property or other encumbrances of any kind.

      "Material Adverse Effect" means any circumstance, change in, or effect on, the Business or Seller that, individually or in the aggregate with any other circumstances, changes in, or effects on, Seller or the Business: (a) is materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Business, or (b) materially adversely affects the ability of Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted by Seller, or (c) impairs the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that the parties hereto agree that the following shall not constitute a Material Adverse Effect: (i) general economic conditions; (ii) any changes generally affecting the industry or industries in which Seller currently operates the Business; (iii) any fact, matter or condition expressly disclosed in the Disclosure Schedule, to the extent of such disclosure; or (iv) any material adverse effect arising out of or resulting from this Agreement or the transactions contemplated hereby or any announcement thereof.

      "Net Current Assets" shall mean the amount of Current Assets included in the Purchased Assets minus the amount of Current Liabilities included in the Assumed Liabilities.

      "Permitted Liens" shall have the meaning assigned to it in Section 3.4.

      "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

      "Primary Losses" means Losses for which the Seller Parties have agreed to indemnify Buyer pursuant to Section 6.2(a), other than Losses resulting from breaches of the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.14, 3.16, 3.17 and 3.18.

      "Purchase Price" shall mean the aggregate amount to be paid by Buyer to Seller for the Purchased Assets and includes the cash consideration payable pursuant to Section 2.2(a) and the Escrow Funds payable pursuant to Section 2.2(b).

      "Purchased Assets" shall mean all of Seller's property and assets as of the Closing Date, whether real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including without limitation those items identified on Schedule 1B, but excluding the Excluded Assets.

      "Records" shall mean all books of account, general, financial and accounting records, files, invoices, payment authorizations, correspondence to and from customers, suppliers and payors, and other data and information owned by Seller.

      "Reference Date" shall mean November 30, 2004.

      "Reference Date Balance Sheet" shall mean the unaudited balance sheet for Seller as of the Reference Date.

      "Related Person" shall mean any officer, director, stockholder or trustee of any stockholder of Seller, or any member of the immediate family of any such officer, director, stockholder or trustee or any entity controlled by any such officer, director, stockholder or trustee or by a family member of any such officer, director, stockholder or trustee.

      "Secondary Losses" means Losses for which Seller Parties have agreed to indemnify Buyer which do not constitute Primary Losses. In the event that a Loss otherwise satisfies the conditions of both a Primary Loss and a Secondary Loss, such Loss shall be deemed to be a Secondary Loss for all purposes.

      "Taxes" (or "Tax" where the context requires) shall mean all federal, state, county, city, local, foreign and other taxes (including, without limitation, premium, excise, value added, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

                                    ARTICLE 2

                             SALE OF ASSETS; CLOSING

      SECTION 2.1. SALE OF ASSETS. At the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (except Permitted Liens), good and marketable title to all of the Purchased Assets. It is intended that the consummation of the purchase and sale of the Purchased Assets will transfer the Business to Buyer as a going concern with all of the assets, properties and rights used in or required for the operation and conduct of the Business as of the Closing Date.

      SECTION 2.2. CONSIDERATION. The Purchase Price shall be $11,400,000.00, subject to the adjustments set forth in this Agreement, including without limitation in Sections 2.3 and 2.4 hereof. Buyer shall pay the Purchase Price by delivery in the following manner:

      (a)   $10,032,000 in cash by wire transfer at Closing to Seller; and

      (b) $1,368,000 (the "Escrow Funds") in cash by wire transfer at Closing to U.S. Bank National Association (the "Escrow Agent"), to be held under an escrow agreement in substantially the form of Exhibit A (the "Escrow Agreement"), said Escrow Funds to be paid to Seller on the two year anniversary of the Closing Date in accordance with the Escrow Agreement but subject to the terms and conditions described in this Agreement, including, without limitation, in Sections 2.3, 2.4 and 6.7 hereof.

      SECTION 2.3. NET CURRENT ASSETS ADJUSTMENT TO PURCHASE PRICE.

      (a) Estimated Net Current Assets. Within sixty (60) days following the Closing Date, Buyer will prepare, or cause to have prepared, and deliver to Seller a balance sheet of the Business and a statement of the Net Current Assets of the Business as of the Closing Date, each of which shall include as a Current Asset as of the Closing Date fixed assets that are included in the Purchased Assets and that are properly included as fixed assets on a balance sheet in accordance with GAAP (e.g., have not been sold, transferred or written-off) and which were included on the Reference Date Balance Sheet as current assets but have since been re-classified as fixed assets (the "Re-classified Assets"). Schedule 2.3 lists the assets that Seller believes constitute the Re-classified Assets as of Closing, in the aggregate amount of $153,881. The parties agree that the same methodology used to calculate the bad debt reserve for Accounts Receivable in the preparation of the Reference Date Balance Sheet shall be used to calculate the bad debt reserve in the preparation of the Final Net Current Assets. As prepared by Buyer, this statement of the Net Current Assets shall be referred to as the "Estimated Net Current Assets." The Estimated Net Current Assets shall be prepared in accordance with GAAP.

      (b) Objection. The Estimated Net Current Assets shall be deemed accepted by Seller and binding unless Seller sends Buyer a written objection thereto within thirty (30) days following Seller's receipt thereof. In the event that Seller delivers a timely written objection as aforesaid, and Buyer and Seller are unable to resolve such objection within thirty (30) days after Buyer is notified of Seller's objection, the matters in dispute shall be submitted for final and binding determination to a firm of independent certified public accountants of national recognition and standing jointly selected by Buyer and Seller (the "Accountants"). The Accountants shall prepare their resolution statement within forty-five (45) days of appointment. In the event that the parties are required to agree on the identity of the Accountants but are unable to do so, then the firm to be used shall be selected by lot from among the "Big 4" accounting firms, other than those firms which have had a material relationship with Buyer or Seller. The Estimated Net Current Assets proposed by Buyer, as adjusted by agreement of Seller and Buyer or finally determined by the Accountants, as applicable, to reflect the resolution of any timely objections made thereto by Seller in accordance with this paragraph, shall constitute the "Final Net Current Assets" and shall be binding on the parties hereto. Buyer and Seller shall each pay their own expenses of preparing and analyzing the Estimated Net Current Assets and resolving objections thereto. The fees and expenses of the Accountants used to resolve objections will be borne equally by Buyer and Seller.

      (c) Access to Information. Solely in connection with the preparation of the Estimated Net Current Assets and the Final Net Current Assets:

            (i) Buyer shall give Seller and its accountants reasonable access to the books and records of the Business, and shall cause employees of the Business to cooperate with them and provide them with all relevant information requested, all after receiving reasonable notice from them of their requirements and reaching agreement as to mutually convenient times for review; and

            (ii) Buyer and the Seller Parties, to the extent within their respective control, shall give to each other and their agent's access to the books, financial records, work papers and other materials and documents used or produced in connection with the preparation of the Estimated Net Current Assets and the Final Net Current Assets.

      (d) Final Net Current Assets. In the event that the Final Net Current Assets are less than $2,076,000 (the difference is referred to as a "Reduction in Net Current Assets"), the Seller Parties shall be jointly and severally liable for such difference as a reduction in the cash portion of the Purchase Price. Buyer shall first set-off the amount of such Reduction in Net Current

Assets from the Escrow Funds and Additional Escrow Funds, if any, in accordance with Section 6.7 of this Agreement, and, to the extent the Reduction in Net Current Assets exceeds the amount of the Escrow Funds and Additional Escrow Funds then available under the Escrow Agreement, the Seller Parties shall pay the difference to Buyer within (10) days after receipt of written demand therefor. In the event that the Final Net Current Assets are greater than $2,076,000 (the excess is referred to as an "Excess in Net Current Assets"), the Purchase Price shall be increased by such difference. Buyer shall pay the Excess in Net Current Assets to Seller within ten (10) days following the determination of Final Net Current Assets.

      SECTION 2.4. ACCOUNTS RECEIVABLE ADJUSTMENT TO PURCHASE PRICE.

      (a) Receivable Shortfall. Buyer and the Seller Parties agree that the Purchase Price payable to Seller shall be reduced to the extent that the Accounts Receivable, less a bad debt reserve in the amount of $7,600 have not been collected by Buyer within ninety (90) days following the Closing Date (the "Collection Period").

      (b) Adjustment to Purchase Price. Within sixty (60) days following the end of the Collection Period, Buyer shall prepare and furnish to Seller a statement setting forth the Accounts Receivable and all payments made thereon, calculated as of the end of the Collection Period, and the amount, if any, owing from the Seller Parties to Buyer pursuant to Section 2.4(a) (a "Receivable Shortfall"). The Seller Parties shall be jointly and severally liable for the Receivable Shortfall. Buyer shall set-off the Receivable Shortfall from the Escrow Funds and Additional Escrow Funds, if any, in accordance with Section 6.7 and, to the extent the amount of the Receivable Shortfall exceeds the amount of the Escrow Funds and Additional Escrow Funds then available under the Escrow Agreement, the Seller Parties shall pay the difference to Buyer within (10) days after receipt of written demand therefor. Upon payment of the Receivable Shortfall, Buyer shall assign to Seller those Accounts Receivable which were uncollected at the end of the Collection Period and Seller may thereafter collect such re-assigned Accounts Receivable for Seller's own account. Notwithstanding anything to the contrary herein, to the extent an Account Receivable is excluded from the calculation of Final Net Current Assets in
Section 2.3, the failure to collect such Account Receivable within the Collection Period shall not entitle the Buyer to any reimbursement under this
Section 2.4(a).

      (c) Collection of Accounts Receivable. Between the Closing Date and the end of the Collection Period, Buyer shall use reasonable efforts consistent with its usual and customary collection practices to collect the Accounts Receivable, provided that Buyer shall not be obligated to resort to litigation.

      (d) Payments in Transit after the Closing. Any payments that are received by Seller after the Closing Date in respect of Accounts Receivable shall be owned by and deemed the property of Buyer, and Seller shall turn over to Buyer all such amounts within ten (10) days of receipt thereof.

      SECTION 2.5. BUYER'S ASSUMPTION OF LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, and in further consideration of the transfer of the Purchased Assets, at the Closing Buyer shall assume, and thereafter pay, honor and discharge when due, only those duties, liabilities or obligations of Seller included in the Assumed Liabilities.

      SECTION 2.6. CLOSING. The Closing shall take place (via facsimile, telephone, mail and other mutually acceptable means of communication and delivery) simultaneously at the offices of Buyer's counsel, Shipman & Goodwin LLP in Hartford, Connecticut and Seller's counsel, Holme Roberts & Owen LLP in Salt Lake City, Utah on the date hereof or at such other time and location as the parties hereto shall agree in writing.

      SECTION 2.7. DELIVERIES BY SELLER PARTIES AT CLOSING. At the Closing, Seller shall convey, transfer, assign and deliver to Buyer all of the Purchased Assets, including good and merchantable title to all personal property included therein, free and clear of all Liens (except Permitted Liens). At the Closing, Seller shall deliver to Buyer:

      (a)   The Escrow Agreement fully executed by Seller;

      (b) An opinion of the Seller's counsel, dated the Closing Date, to the effect and substantially in the form of Exhibit B to this Agreement;

      (c) Evidence of authorization to change Seller's name and documents sufficient to effectuate such change and to convey to Buyer all rights in the names and marks S.O.S. Computer Systems, Inc., Centryx, m*teller, e*teller, i*support, SOSystems, member*centric and personalized*technology;

      (d) Buyer's standard NDA/invention assignment agreement for all employees of Seller whom Buyer has indicated a desire to employ;

      (e) Bill of Sale in the form of Exhibit C, and such assignments and other instruments of transfer as may be reasonably satisfactory to Buyer's counsel, and with such consents to the conveyance, transfer and assignment thereof as may be necessary to effect the conveyance, transfer, assignment and delivery of the Purchased Assets and to vest in Buyer the title specified in this Section, including without limitation:

            (i) the transfer of all registered Proprietary Rights of Seller (as such term is defined in Section 3.14 hereof) and applications therefor; and

            (ii)  the consents listed on Schedule 2.7(e);

      (f) Releases of all Liens (other than Permitted Liens) on the Purchased Assets;

      (g) A Lease Agreement between Buyer and Seller with respect to 720 East Timpanogos Parkway, Orem, Utah 54097, in the form attached hereto as Exhibit D, fully executed by Seller (the "Lease");

      (h) Good Standing Certificate of recent date for Seller from the Secretary of State of the State of Utah;

      (i) A Secretary's Certificate with respect to Seller's Certificate of Incorporation, By-laws, director and stockholder resolutions and officer incumbency, in form and substance satisfactory to Buyer;

      (j) Evidence that David Smart has entered into a proprietary information and invention assignment agreement in favor of Seller, in form acceptable to Buyer;

      (k) A certificate of the Trustees of each of the Trusts with respect to certain organizational matters of such Trusts, in form and substance satisfactory to Buyer; and

      (l) Such other documents and instruments as Buyer or Buyer's counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

      Simultaneously with the delivery referred to in this Section, the Seller Parties shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Purchased Assets.

      SECTION 2.8. DELIVERIES BY BUYER AT CLOSING. At the Closing, Buyer shall deliver to Seller:

      (a)   The Escrow Agreement fully executed by Buyer;

      (b) Assumption Agreement in the form attached hereto as Exhibit E, fully executed by Buyer, pursuant to which Buyer assumes, as of the Closing Date, the Assumed Liabilities;

      (c)   The Lease fully executed by Buyer;

      (d) In accordance with Section 2.2(a) of this Agreement, Buyer shall deliver to Seller an amount equal to $10,032,000, constituting the cash portion of the Purchase Price; and

      (e) In accordance with Section 2.2(b) of this Agreement, Buyer shall deliver to the Escrow Agent the Escrow Funds.

                                    ARTICLE 3

              REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

      The Seller Parties hereby jointly and severally represent and warrant to Buyer as follows as of the Closing Date (or, as of such other date as is set forth below with respect to a particular representation or warranty):

      SECTION 3.1. ORGANIZATION AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Seller has full power and authority to own its properties and conduct the Business as presently being conducted by it. Each Trust is a duly established trust and is validly subsisting, the persons listed on Schedule 3.19 are the respective trustees of the Trusts, and as trustees, such persons have all necessary power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated by this Agreement on behalf of the Trusts. Each Seller Party has full legal power, authority and capacity to execute this Agreement and to consummate the transactions contemplated hereby.

      SECTION 3.2. AUTHORIZATION. The execution, delivery and performance of this Agreement by Seller have been duly authorized and approved by all requisite action on the part of its directors and stockholders. This Agreement constitutes the valid and binding obligation of each Seller Party and is enforceable against each Seller Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

      SECTION 3.3. NO CONFLICT. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to any Seller Party, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Seller's Articles of Incorporation or By-laws, (c) conflict with any Trust's declaration or agreement of trust (or equivalent instrument),
(d) except as set forth on Schedule 3.3, result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any Contract or create any Lien upon any of the Purchased Assets, or (e) except as set forth on Schedule 3.3, require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other Person, including, without limitation, under any Contract.

      SECTION 3.4. TITLE TO PURCHASED ASSETS. Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of all Liens, except those Liens set forth on Schedule 3.4 ("Permitted Liens"). Except as set forth on Schedule 3.4, no other party has any rights or claims to possession of any of the Purchased Assets. None of the Purchased Assets are subject to any option, contract, arrangement or understanding that would restrict Seller's ability to transfer the Purchased Assets to Buyer as contemplated herein. Except for the Excluded Assets, the Purchased Assets constitute all assets, rights and properties used by Seller to operate, or necessary to operate the Business as operated by Seller prior to Closing. Except as set forth on Schedule 3.4, no Seller Party and no other Related Person of Seller, (including without limitation, Smart and the Trusts) owns, leases or licenses assets, properties or other rights used in the conduct of the Business. All employees engaged in conducting the Business are employees of Seller.

      SECTION 3.5. CONDITION OF PURCHASED ASSETS. Except as set forth on
Schedule 3.5, all of the tangible property included in the Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted, and, to Seller Parties' Knowledge, in the state of maintenance, repair and operating condition required for the proper operation and use thereof in the ordinary and usual course of business by Seller.

      SECTION 3.6. FINANCIAL STATEMENTS. Seller has delivered to Buyer financial information respecting Seller (the "Financial Statements"), as follows: (i) the Reference Date Balance Sheet, a copy of which is attached hereto as Schedule 3.6; (ii) unaudited profit and loss statements of Seller for the eleven (11) months ended as of the Reference Date; (iii) unaudited balance sheet for Seller as of December 31, 2004; and (iv) unaudited profit and loss statements for Seller for the fiscal year ended December 31, 2004. The Financial Statements fairly present the financial position and results of operations of Seller for the periods then ended and the financial position of Seller at the dates thereof, and except as set forth on
Schedule 3.6, were prepared in accordance with GAAP, provided, however, that the unaudited Financial Statements (a) are subject to normal recurring year-end adjustments and (b) do not contain all footnote disclosures required by GAAP. Seller's books of account are and, during the period covered by the Financial Statements were, complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of Seller, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the Financial Statements.

      SECTION 3.7. ACCOUNTS RECEIVABLE; CREDITS. The Accounts Receivable recorded on the books of Seller, less a bad debt reserve in the amount of $7,600 (which was determined by Seller in accordance with GAAP applied on a basis consistent with Seller's prior accounting practices) are bona fide and good, and are collectible in the amounts shown on the books of account of Seller. Except as set forth on Schedule 3.7, no Account Receivable has been released by Seller, in whole or in part, so as to reduce its value, and there are no outstanding customer credits or allowances (including allowances for bad debts) which have been authorized by Seller prior to the Closing Date. The uncollectibility of any Accounts Receivable resulting in an adjustment to the Purchase Price based on a Receivable Shortfall in accordance with Section 2.4 shall not be considered a breach of the representation and warranty of collectibility contained in this
Section 3.7.

      SECTION 3.8. PRE-BILL. Except as set forth on Schedule 3.8, Seller has not pre-billed or received prepayment for products to be sold, services to be rendered, or expenses to be incurred subsequent to the Closing Date, except in the ordinary course of business and consistent with Seller's prior practices, with a corresponding current liability included on the Reference Date Balance Sheet.

      SECTION 3.9. LITIGATION. There is no suit, action or proceeding pending against or affecting any Seller Party or, to the Knowledge of any Seller Party, the employees of Seller relating to the Business, the Purchased Assets, or the transactions contemplated hereby, nor to Seller Parties' Knowledge is there any such suit, action or proceeding threatened against any Seller Party or any of the employees of Seller. Neither Seller nor the Business is subject to any order of a Governmental Entity.

      SECTION 3.10. COMPLIANCE WITH LAW. Except as set forth on Schedule 3.10, Seller has all licenses, permits and other approvals of Governmental Entities necessary to operate the Business as now conducted, each of which is in good standing, and Seller has conducted the Business and properly filed all necessary reports in substantial compliance with applicable laws and regulations.

      SECTION 3.11. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on
Schedule 3.11, Seller does not have any liabilities or obligations, either accrued, contingent or otherwise, which are not reflected in (i) the Reference Date Balance Sheet or (ii) this Agreement or the Schedules hereto, except as have been incurred in the ordinary course of business since the Reference Date.

      SECTION 3.12. ABSENCE OF CERTAIN CHANGES. Since the Reference Date and except as set forth on Schedule 3.12, neither Seller nor the Business has or will have as of the Closing:

      (a) suffered any adverse change in its financial condition, assets, liabilities, net worth or business from that shown on the Reference Date Balance Sheet that, either individually or in the aggregate, has had a Material Adverse Effect;

      (b) suffered any damage, destruction or loss, whether or not covered by insurance, adversely affecting its properties or the Business, which could reasonably be expected to have a Material Adverse Effect;

      (c) declared or paid or agreed to declare or pay any dividends or distributions of any assets of any kind whatsoever, excluding distributions of cash consistent with prior practice;

      (d) mortgaged, pledged, hypothecated or otherwise encumbered any of its material assets, tangible or intangible;

      (e) sold or transferred any of its assets, property or rights, or canceled or agreed to cancel any of its debts or claims, except for fair value, in the ordinary course of business;

      (f) suffered any Material Adverse Effect with respect to its relationships with customers or employees, or with respect to its contracts with customers;

      (g) incurred any commitment (through negotiations or otherwise) or any liability to any labor organization, or been involved in any labor dispute;

      (h) increased the amount of its Debt or other obligations or liabilities by more than $700,000 in the aggregate;

      (i) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase a material part of its assets, property or rights;

      (j) placed any orders for materials, merchandise or supplies in exceptional or unusual quantities based upon past operating practices or accepted orders from customers under conditions relating to price, terms or payment, time or delivery, or like matters materially different from the conditions regularly and usually specified on acceptance of orders for similar merchandise from customers similarly situated;

      (k) made any change in the accounting practices or methods followed by it;

      (l)   engaged in any restructuring or changed its constitutive documents;
or

      (m) entered into any other transaction, or been involved in any event or experienced any condition of any character, that, either individually or in the aggregate, has had a Material Adverse Effect on Seller, any of the Purchased Assets or the Business.

      SECTION 3.13. CONTRACTS. Schedule 3.13 lists all of the contracts, leases, arrangements and understandings to which Seller is a party, or by which Seller, the Business or the Purchased Assets are bound, including, without limitation, sales orders, purchase orders and distribution agreements, which relate to the Business as it is conducted by Seller, other than the Proprietary Agreements (which are listed on Schedule 3.14) and other than any agreement involving solely the payment or receipt of money by the Business or Seller and involving (and expected to involve for future periods) less than $2,500 of payments or receipts in any one year (the "Contracts"), each of which was entered into, arrived at or conducted on behalf of Seller with appropriate authority and in accordance with Seller's customary practices. Except as set forth on Schedule 3.13, neither Seller nor, to any Seller Party's Knowledge, the other parties to such Contracts, arrangements and understandings are in default thereof and all Contracts are valid and in effect. Except as set forth on Schedule 3.13, no customer, supplier or vendor of Seller has given any notice or made any threat or otherwise revealed to Seller an intent to cancel or otherwise terminate its relationship with Seller, to materially and adversely change the relationship, to substantially reduce the volume of business it currently does with Seller or to refuse to renew any Contract when it expires.

      SECTION 3.14. INTELLECTUAL PROPERTY. (a) Except as set forth on Schedule 3.14(a), Seller either owns or possesses the perpetual, royalty-free license and other rights to use the Proprietary Rights (as defined in Section 3.14(h) below) used by Seller in connection with the Business or related to any Purchased Asset, including, without limitation, the proprietary computer software and programs known as Centryx, e*teller and m*teller and any Proprietary Rights necessary to develop, manufacture, publish, market, license and sell such proprietary computer software and programs (collectively, the "S.O.S. Software"), reference manuals, CD-ROMs and other materials and products published, marketed or licensed by Seller (collectively, the "Products"), all of which are in good standing and uncontested and free and clear of any liens or any deposit arrangements and none of the same are owned or licensed or held by any Related Person.

      (b) Except as set forth on Schedule 3.14(b), Seller is not infringing upon or, otherwise acting adversely to, any Proprietary Rights, including trade secrets, owned by any other Person or Persons. Except as set forth on Schedule 3.14(b), no claim, suit, demand, proceeding or, investigation is pending or has been asserted and, to the best Knowledge of the Seller Parties, no claim, suit, demand, proceeding or investigation is threatened with respect to, based on or alleging infringement of, any such rights of any third party, or challenging the validity or effectiveness of any license for such rights, and there is no basis for any such claim, suit, demand, proceeding or investigation. Except as set forth on Schedule 3.14(b), no such Proprietary Rights infringe or violate any Proprietary Rights of any Person. Seller has taken all actions reasonably necessary to maintain and protect those Proprietary Rights which it owns or uses or have been licensed to Seller.

      (c) Schedule 3.14(c) contains a list of all contracts, agreements, commitments or licenses relating to the Proprietary Rights or the Products to which Seller is a party or by which it is bound, including, without limitation, all license agreements (including, without limitation, all forms of "shrink wrap" or "click wrap" and other license agreements), agreements for software acquisition, development agreements, author agreements, publishing agreements and OEM, VAR and other distribution agreements (the "Proprietary Rights Agreements"). The Proprietary Rights Agreements include all such contracts, agreements, commitments or licenses to which Seller is a party or by which it is bound related to Seller's Proprietary Rights. Seller has delivered to Buyer true and complete copies of all of the Proprietary Rights Agreements (other than end user agreements on a form provided to Buyer in accordance with Section 3.14(f) below) prior to the execution of this Agreement. To each Seller Party's Knowledge, all of the Proprietary Rights Agreements are in full force and effect and enforceable in accordance with their terms and there is no violation or default under the Proprietary Rights Agreements. To each Seller Party's Knowledge, no event has occurred or circumstance exists which with notice or lapse of time or both would constitute an event of default, or give rise to a right of termination or cancellation, or result in the loss or adverse modification of any right or benefit under any of the Proprietary Rights Agreements. No party to any Proprietary Rights Agreement has given Seller written notice of or made a claim with respect to, and no Seller Party is otherwise aware of, any material breach or default under any thereof. Except as set forth in Schedule 3.14(c), there have been no oral or written modifications to the terms or provisions of any of the Proprietary Rights Agreements. No amount payable to Seller or reserved under any Proprietary Rights Agreement has been assigned by Seller or anticipated and no amount payable to Seller under any Proprietary Rights Agreement is in arrears or has been collected in advance and to each Seller Party's Knowledge, there exists no offset or defense to payment of any amount under a Proprietary Rights Agreement. Except as specifically identified on Schedule 3.14(c), no Contract and no Proprietary Agreement contains any non-compete covenant, exclusivity clause or other restriction that would limit Buyers' ability to engage in the Business and market the Products, on an outsourced basis, a licensed, in-house basis or otherwise.

      (d) Seller has the exclusive right to manufacture, develop, publish, market, license or sell the Products (all of which are listed on Schedule 3.14(d)) in any and all media and by print or electronic means. Except as set forth on Schedule 3.14(d), no Person other than Seller may manufacture, develop, publish, market, license or sell the Products without the prior consent of Seller and Seller has not given any such consent and Seller owns, or is the exclusive licensee of, all right, title and interest in and to the Products and the exclusive right to apply for copyright protection therefor. None of the individuals or entities who have performed services in connection with the development of any of the Products, as employees or as independent contractors of Seller, holds any proprietary rights with respect to such Products. Except as set forth on Schedule 3.14(d), each of such employees and independent contractors has signed a nondisclosure and invention assignment agreement with or for the benefit of Seller.

      (e) Schedule 3.14(e) contains a true and complete list of all software owned, developed, published or sold by Seller, including, without limitation, the S.O.S. Software, with all such software owned by Seller designated by an asterisk (*) (the "Company Software"). The Company Software does not contain any embedded software of a third party which requires the consent (whether subject to royalty or otherwise) of a party other than Seller in order for any such Company Software to be sold, licensed, updated, enhanced or modified or integrated with the software by Seller.

      (f) There has been no publication or public distribution by Seller of any of the source codes of any of the Company Software that would in any way affect the right of Seller to seek copyright protection for the Company Software. Seller has provided Buyer with true and correct copies of each form of license agreement which has been used by Seller, in connection with the marketing, license and distribution of the Company Software. Each end user of the Company Software has either signed a license agreement or has acquired the Company Software pursuant to a so-called "shrink wrap" or "click wrap" license with Seller. With respect to any contracts pertaining to the Company Software entered into by Seller, Seller has licensed the Company Software and not sold it, thus retaining ownership of the Company Software. Seller is not aware of any claims actually or purporting to be within the scope of the warranty coverage afforded to purchasers or licensees of any of the Company Software, or of any efforts, omissions or failures to perform. Except as set forth on the bug list attached as part of Schedule 3.14(f), there are no bugs in any of the Company Software reasonably detectable with normal use. The S.O.S. Software functions in accordance with the specifications provided to Buyer and attached as part of
Schedule 3.14(f).

      (g) Schedule 3.14(g) contains a true and complete list of all trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, domain names, patents and patent applications, copyrights and copyright registrations, and applications therefor, wholly or partially owned, licensed, held or used by Seller or in the conduct of the Business.

      (h) For purposes hereof, "Proprietary Rights" shall mean know-how, technology or other intellectual property, including, without limitation, all trade secrets, customer and vendor information, lists and databases, including, without limitation, customer, mailing and subscription lists, proprietary processes, methods and apparatus, information not known to the general public, any literary work, whether or not copyrightable, ideas, concepts, designs, discoveries, formulae, patents, patent applications, product and service developments, inventions, improvements, processes, disclosures, trademarks, trademark applications, trade names, fictional business names, service marks, copyrights, copyright applications, logos, all rights in internet web sites and internet domain names, software, source codes and materials, object codes and materials, algorithms, techniques, architecture, mask work rights, prototypes, engineering and design models, information with respect to firmware and hardware, and any information relating to any product or program which has either been developed, acquired or licensed for or by Seller, including the maintenance, modification or enhancement thereof and all publishing and manufacturing information (including with respect to custom chips, boards and other components) and all license agreements (whether as licensor or licensee) relating thereto.

      SECTION 3.15. REAL PROPERTY. Schedule 3.15 contains a true and complete description of all interests in real property held by Seller including, without limitation, all fee interests, all surface ownership rights, life estates, leasehold interests and easements, and the agreements which document those interests (the "Real Property"). Seller has good and marketable title to those interests in the Real Property indicated as held by Seller on Schedule 3.15, and no improvement or structure on the Real Property encroaches on any adjacent property or conflicts with the rights of any owner thereof. The Real Property is not subject to any zoning ordinance,

Lien, or other restriction or encumbrance which has had or could reasonably be expected to have a Material Adverse Effect on the Business or the use and enjoyment of such property in the manner in which such property is currently used and enjoyed. There are no defaults by Seller or any other party to the leases or other agreements listed on Schedule 3.15, and such agreements are valid and in effect on the Closing Date. To the best of each Seller Party's Knowledge, there is no planned or threatened taking or condemnation of all or any part of the Real Property. Seller owns certain Real Property as indicated on
Schedule 3.15 and except as set forth on Schedule 3.15 no other party has any rights or interests in such property, including without limitation any leasehold interest.

      SECTION 3.16. ENVIRONMENTAL MATTERS. (a) There are no outstanding or, to the best of each Seller Party's Knowledge, threatened actions, claims, proceedings, determinations or judgments by any party, including but not limited to any Governmental Entity, against or involving Seller in any manner arising under any national, international, federal, state, local or other environmental, health or safety law, regulation, order or requirement or requiring the remediation or removal of an existing condition or substance, including without limitation the Comprehensive Environmental Response Compensation and Liability Act (collectively, the "Environmental Laws"). No Seller Party has received any notice of, nor is aware of, any outstanding or threatened orders, determinations or notices of violation issued by any Governmental Entity administering any Environmental Law in connection with ownership of or operation by Seller of the Business which have not been complied with or resolved to the satisfaction of such Governmental Entity.

      (b) The Business is being and has been operated in substantial compliance with all applicable Environmental Laws governing Seller and the Business including, but not limited to, all discharges into or onto the soil and/or the ground or surface water, emissions into the ambient air, and generation, accumulation, labeling, transportation, handling, treatment, storage and disposal of waste material or process by-products (including solid, hazardous or toxic waste or hazardous materials or substances, if any) or removal of any existing condition, material or substance. Seller has complied in all material respects with all notice, record keeping and reporting requirements imposed by any Governmental Entity and any informational requests or demands arising under any Environmental Law.

      (c) Schedule 3.15 lists all Real Property presently owned or leased or rented by Seller. Such Real Property has been owned or operated by Seller in accordance with the representations of paragraphs (a), (b) and (d) of this
Section 3.16.

      (d) Seller has not used, stored, released, disposed of or caused or permitted the disposal of any solid waste, hazardous waste, hazardous material or hazardous substance, as such terms are defined by the Environmental Laws (the "Controlled Substances"), in violation of any Environmental Laws, upon any of the Real Property or any of the real properties from which Seller has conducted its Business. Seller has not, directly or indirectly, disposed of Controlled Substances off-site.

      (e) There are no pending or, to the best of each Seller Party's Knowledge, threatened actions, claims, proceedings or judgments against Seller by any present or former officers, agents or employees of Seller alleging or involving personal injury or damage as a result of the violation of any Environmental Laws, or otherwise involving environmental conditions under which such persons were employed nor to any Seller Party's Knowledge is there a basis for commencing any such action, claim or proceeding.

      SECTION 3.17. LABOR; ERISA. (a) Except as set forth on Schedule 3.17, Seller is not, and, as of the Closing Date will not be, a party to any employment, severance or consulting agreement or to any collective bargaining agreement, nor are its employees members of a collective bargaining unit or union, nor to Seller Parties' Knowledge, has there been any unionization activity. Seller has substantially complied with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining, and the payment of unemployment, workers' compensation, Social Security, payroll, withholding and similar Taxes, and is not liable for any arrears of wages, compensation fund contributions or any Taxes or penalties for failure to comply with such laws. Schedule 3.17 attached hereto contains a list of all persons employed by Seller at the Closing Date with their respective current salaries, any commission compensation received during the last twelve
(12) months and a description of all benefits provided by Seller to its employees. No employee of Seller has given to Seller any notice or to Seller's Knowledge, made any threat, or otherwise revealed to Seller an intent, to cancel or otherwise terminate his or her relationship with Seller or indicated to Seller an intention not to accept employment with Buyer, if employment is offered. At the Closing Date, all employees are terminable at will by Seller and will be free of all employment obligations to Seller and all non-competition and confidentiality covenants in favor of Seller and will be free to become employees of Buyer, if Buyer so desires.

      (b)   Schedule 3.17 lists all "employee benefit plans" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any other plans pursuant to which Seller has any continuing obligation to provide benefits (including without limitation, equity, deferred compensation, severance, retirement, and medical or life insurance) to any present or former employee, or any beneficiary thereof. Seller has furnished Buyer with a complete and accurate copy of each such plan. No such plan requires Buyer to assume any employment, compensation, fringe benefit, pension, profit sharing or deferred compensation agreement or plan in respect of any employee, and Seller does not and has not contributed to or maintained a "multiemployer plan" (as defined in ERISA Section 3(37)).

      SECTION 3.18. TAXES.

      (a) Except as set forth on Schedule 3.18, Seller has prepared and filed or caused to be prepared and filed, all federal, state, local and foreign returns, estimates, information statements and reports, including without limitation, all informational returns ("Returns") relating to any and all Taxes concerning or attributable to Seller, the Purchased Assets or the Business which Seller is required to file on or before the Closing and such Returns were true and accurate in all material respects and were completed in accordance with applicable law when filed.

      (b) Seller has (i) paid all Taxes it is required to pay and (ii) withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and Seller has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Seller.

      (c) No audit or other examination of any Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination.

      (d) Seller does not have any liabilities for unpaid Taxes which have not been accrued or reserved against on the Reference Date Balance Sheet, whether asserted or unasserted, contingent or otherwise, and no Seller Party has any Knowledge of any basis for the assertion of any such liability attributable to Seller, the Purchased Assets or the Business.

      (e) The transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of law.

      SECTION 3.19. CAPITALIZATION; RELATIONSHIPS WITH RELATED PERSONS. (a)
Schedule 3.19 sets forth a true and complete list of all holders of capital stock of Seller, and of all holders of rights, options or warrants to acquire capital stock of Seller, and of all holders of securities convertible into or exchangeable or exercisable for capital stock of Seller including the settlor, trustee and beneficiaries (or equivalent) of each Trust. Except as set forth on
Schedule 3.19, there are no other interests in any Trust granted to or held by any party.

      (b) Neither Smart, the Trusts nor any other Related Person of Seller, any Trust or Smart has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business except the Excluded Assets. Except as set forth on Schedule 3.19, neither Seller nor any Related Person of Seller, the Trusts or Smart, is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with the Business, or (b) engaged in competition with Seller with respect to any line of the products or services of Seller in any market presently served by Seller. Neither the Trusts, Smart nor any other Related Person of Seller, the Trusts or Smart is a party to any Proprietary Agreement or Contract.

      SECTION 3.20. BROKERS. Except as set forth on Schedule 3.20, there are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of or on behalf of any Seller Party in connection with the transactions contemplated by this Agreement.

      SECTION 3.21. INSURANCE. Seller is adequately insured in respect of the Business and the Purchased Assets and will continue to be so insured with respect to all events occurring prior to the Closing Date, in amounts and against risks that are commercially reasonable. Schedule 3.21 lists all policies of insurance and bonds covering the assets and operations of Seller as of the date hereof. All of such insurance policies and bonds covering Seller and the Business are in full force and effect and no written notice of termination of any such insurance policies or bonds has been received by Seller. Seller has not received any written communication or other written notice regarding any actual or possible refusal of any coverage or rejection of any claim related to the Business.

      SECTION 3.22. POWERS OF ATTORNEY. No Person has any power of attorney to act on behalf of Seller in connection with any of its properties or business affairs other than such powers to so act as normally pertain to the officers of Seller.

      SECTION 3.23. DEBT. Set forth in Schedule 3.23 hereto is a complete and correct list of all Debt of Seller other than trade debt incurred in the ordinary course of business, none of which is overdue unless such trade debt is being contested diligently and in good faith by appropriate proceedings and appropriate cash reserves have been established therefor.

      SECTION 3.24. SOLVENCY. (a) Seller is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, "insolvent" means that the sum of the debts and other probable liabilities of Seller exceeds the fair market value of Seller's assets.

      (b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its remaining liabilities as they become due in the usual course of its business;
(ii) Seller will not have unreasonably small capital, given its circumstances;
(iii) Seller will have assets (calculated at fair market value) that exceed its remaining liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller after Closing, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such liabilities, debts and judgments promptly in accordance with their terms.

      SECTION 3.25. STATEMENTS NOT MISLEADING. To Seller Parties' Knowledge, the Seller Parties have fully complied with all of Buyer's (and Buyer's counsel's) due diligence requests and have provided Buyer with all information and documentation requested by Buyer and Buyer's counsel. The Seller Parties have disclosed all facts, events or transactions which are material to the Purchased Assets and the Business. No representation or warranty of any Seller Party or document furnished by any Seller Party hereunder is false or inaccurate in any material respect or contains any untrue statement of a material fact or omits to state any fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller, as of the Closing Date, as follows:

      SECTION 4.1. ORGANIZATION AND POWER OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to own its properties and conduct the business presently being conducted by it, to execute this Agreement, and to consummate the transactions contemplated by this Agreement.

      SECTION 4.2. AUTHORIZATION. The execution, delivery and performance of this Agreement by Buyer have been duly authorized and approved by all requisite action on the part of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

      SECTION 4.3. NO CONFLICT. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Buyer, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Buyer's certificate of incorporation or by-laws, (c) result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, instrument or agreement to which Buyer is a party or by which Buyer is bound, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other third party, which, in the case of clause (c) or (d), would have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

      SECTION 4.4. NO CREDITORS. Immediately prior to Closing, Buyer has no creditors.

                                    ARTICLE 5

                                    COVENANTS

      SECTION 5.1. FURTHER ASSURANCES; COOPERATION. (a) The Seller Parties will provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested by Buyer as necessary to assure to Buyer all the rights and interests granted or intended to be granted under this Agreement. The Seller Parties shall take or shall cause to be taken such other reasonable actions as Buyer may require more effectively to transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Purchased Assets as contemplated by this Agreement. In the event that any of the Purchased Assets cannot be fully and effectively transferred to Buyer without the consent of a third party or parties, and if at the Closing Buyer shall have waived its right to receive at the Closing such consent, the Seller Parties shall thereafter be obligated to use their commercially reasonable efforts to assure to Buyer the benefits of such contract, commitment, other arrangement or other Purchased Asset.

      (b) The Seller Parties have prior to the Closing and will continue after Closing to (i) permit Buyer's appropriate officers, employees and accountants to meet with the officers, employees and accountants of Seller responsible for Seller's financial statements, the internal controls of Seller and the disclosure controls and procedures of Seller to discuss such matters as Buyer may deem necessary or appropriate for Buyer to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2003 and any rules and regulations relating thereto, and (ii) afford to Buyer's accountants access to such books and records as are necessary or appropriate for the purposes of preparing audited statements of the Business for such periods prior to Closing as Buyer may reasonably request.

      SECTION 5.2. COVENANTS NOT TO COMPETE. (a) Non-Competition. For the applicable Non-Compete Period (as that term is defined below), no Seller Party shall, directly or indirectly, anywhere in the world (the "Territory") engage in competition with Buyer or an affiliate thereof, in any manner or capacity (e.g., as an advisor, principal, agent, partner, member, officer, director, shareholder, employee, member of any association, or otherwise), in the Business (together, the "Competitive Activities"), or in the design, development, manufacture, distribution, marketing, licensing or selling of products, services or systems which are competitive with the products, services or systems being sold, marketed or produced by Buyer or an affiliate thereof at the time of the Closing. No Seller Party shall own, participate in the ownership of, lend money, guarantee loans, make gifts of money or other property, or otherwise lend financial or other assistance in any form to any Person, firm, association, partnership, venture, corporation or other business entity which is engaged in, or will within the Non-Compete Period engage in, any of the activities prohibited by this Section 5.2.

      (b) Limitation on Covenant. Ownership by a Seller Party, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock or debt of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 5.2.

      (c) Customers. In addition to the more general restrictions set forth above, during the Non-Compete Period, no Seller Party, nor any of their affiliates shall, directly or indirectly, either on such party's own account or in conjunction with or on behalf of any other Person, firm or company, solicit any Person, firm or company who was a customer or client of Seller, Buyer or an affiliate of Buyer as of the Closing, for business which is competitive with the business, activities, products, services or systems provided by Seller, Buyer or any affiliate of Buyer as of the Closing Date.

      (d) Employees. During the Non-Compete Period, no Seller Party shall, either on such party's own account or in conjunction with or on behalf of any other Person, firm or company, employ, solicit, entice away or attempt to employ, solicit or entice away from Buyer or any affiliate of Buyer any person who at the date hereof is, or at the date of or within the year preceding such employment, solicitation, enticement or attempt shall have been, an officer, manager, consultant or employee of Buyer or any affiliate of Buyer.

      (e) Confidentiality. No Seller Party will at any time hereafter make use of or disclose or divulge to any Person any information (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to Buyer or the Business, the identity of the customers and suppliers of Buyer or the Business, or the products, finances, contractual arrangements, business or methods of business of Buyer or the Business and shall use reasonable efforts to prevent the publication or disclosure of any such information by any Seller Party. Each Seller Party acknowledges that many of the Purchased Assets are trade secrets which Buyer has purchased and which Seller Parties are forever restricted from using or disclosing. If, in connection with the business or affairs of Seller, any Seller Party shall have obtained trade secrets or other confidential information belonging to any third party under an agreement which contained restrictions on disclosure by any Seller Party, then the Seller Parties will not at any time infringe such restrictions.

      (f) Injunctive Relief. Each Seller Party acknowledges that any violation of any provision of this Section 5.2 will cause irreparable harm to Buyer, that damages for such harm will be incapable of precise measurement and that, as a result, Buyer will not have an adequate remedy at law to redress the harm caused by such violations. Therefore, in the event of a violation of Section 5.2 by any Seller Party, each Seller Party agrees that, in addition to its other remedies, Buyer shall be entitled, without the necessity of either proof of actual damage or the posting of a bond, to injunctive relief, including but not limited to an immediate temporary injunction, temporary restraining order and/or preliminary or permanent injunction to restrain or enjoin any such violation. Each Seller Party acknowledges that any violation of this Section 5.2 will cause Buyer irreparable harm and that such irreparable harm will affect Buyer at its principal place of business in Glastonbury, Connecticut, and, therefore, each Seller Party does hereby submit to jurisdiction before any state or federal court sitting in the State of Connecticut, at Buyer's election, and each Seller Party hereby waives any right to raise the question of jurisdiction and venue in any action that Buyer may bring in any such court against any Seller Party.

      (g) Severability. The parties understand and agree that the covenant set forth in this Section 5.2 shall be construed as a series of separate covenants not to compete, one covenant for each country, state and province within the Territory, one for each separate line of the Competitive Activities, and one for each month of the Non-Compete Period. Should any clause, portion or paragraph of this Section 5.2 be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Section 5.2. Should any particular covenant or restriction, including but not limited to the covenants and restrictions of
Section 5.2(a), 5.2(c), 5.2(d) and 5.2(e), be held to be unreasonable or unenforceable for any reason, including without limitation the time period, geographical area and scope of activity covered by such covenant, then a court may modify any such covenant or restriction in order to give it effect and allow it to be enforced to the greatest extent that would be reasonable and enforceable.

      (h) Acknowledgment. Each Seller Party acknowledges that this covenant not to compete is a mandatory condition precedent to the Closing of the transactions contemplated by this Agreement, and that, in the absence of the preceding covenant not to compete, Buyer would not have consented to the Closing.

      (i) Seller's Non-Compete Period.

            (i) With respect to each Seller Party, the Non-Compete Period shall be three (3) years after the Closing Date or, if ordered by a court of competent jurisdiction, one of the periods of time listed in clause (ii).

            (ii) If ordered by a court of competent jurisdiction, the Non-Compete Period for any Seller Party shall be one of the following periods of time:

                  (A)   two (2) years and six (6) months from the Closing Date;

                  (B)   two (2) years from the Closing Date;

                  (C)   one (1) year and six (6) months from the Closing Date;

                  (D)   one (1) year from the Closing Date; or

                  (E)   six (6) months from the Closing Date.

      SECTION 5.3. USE OF NAMES. From and after the Closing Date, Seller shall cease to use the names S.O.S. Computer Systems, Inc., SOSystems, Centryx, e*teller, m*teller, i*support, member*centric and personalized*technology or any similar name and, as indicated in Section 2.7(c), shall change their names at Closing. Notwithstanding the foregoing, if required to do so by law, Seller may indicate its former corporate name (S.O.S. Corporation Systems, Inc.) in filings, Tax returns and similar instruments.

      SECTION 5.4. PASSAGE OF TITLE AND RISK OF LOSS. Legal title, equitable title, and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or right is transferred at the Closing and possession thereof is delivered to Buyer.

      SECTION 5.5. TRANSFER OF GOODWILL AND BUSINESS. From and after the Closing Date, the Seller Parties shall, when requested to do so by Buyer, provide reasonable good faith assistance to effectuate a smooth transfer of the Business and goodwill to Buyer.

      SECTION 5.6. EXPENSES; TRANSFER TAXES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Any sales, use, franchise, conveyance or other transfer Tax which becomes payable by any of the parties to this Agreement as a result of the conveyance and transfer from Seller to Buyer of the Purchased Assets or otherwise as a result of the transactions contemplated hereby and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by the Seller Parties, and the Seller Parties shall, upon written request of Buyer, promptly provide Buyer with proof of payment of such Taxes.

      SECTION 5.7. TAXES. (a) Continuing Obligation. The Seller Parties shall be responsible for and pay or cause to be paid when due all of Seller's Taxes attributable to, levied or imposed upon or incurred in connection with the Purchased Assets or the Business relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date. The Seller Parties shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all of Seller's Returns required to be filed in connection with the Purchased Assets and such Returns shall be true and correct and completed in accordance with applicable laws.

      (b) Status at Closing. At Closing, Seller shall have (i) paid or cause to be paid all Taxes it is required to pay as of such time, and (ii) withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld as of such time, if any.

      (c) Tax Elections. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Purchased Assets shall be made by Seller after the date of this Agreement without the prior written consent of Buyer.

      (d) Cooperation and Records Retention. The Seller Parties and Buyer shall each (i) provide the others with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes, (ii) retain and provide the others with any records or other information which may be relevant to such Return, audit or examination, proceeding or determination, and (iii) provide the others with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the others for any period. Without limiting the generality of the foregoing, Buyer and the Seller Parties shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information which may be relevant to such Returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

      (e) Assignment. In the event the Seller Parties indemnify Buyer for Losses pursuant to Article 6 hereof with respect to any Taxes that constitute sales and use taxes payable on account of taxable goods and services provided by Seller to its customers under any Contracts, Buyer shall transfer and assign to Seller, without further consideration therefor, Buyer's rights, entitlements and interests in and to the provisions of such Contracts, if any, that provide for indemnification or payment by the customer of such sales and use taxes for the relevant periods including, without limitation, the right to enforce such provisions.

      (f) Additional Obligation. The parties will comply with the procedures set forth on Schedule 5.7.

      SECTION 5.8. EMPLOYMENT MATTERS. Seller will terminate, effective upon Closing, the employment of all employees of the Business whom Buyer has indicated a desire to employ, and Seller shall pay all compensation or other money due to such employees with respect to their employment and termination by Seller through and including the Closing Date. The Seller Parties shall cooperate with Buyer in Buyer's efforts to hire such employees as Buyer deems desirable for the continuation of the Business, and Seller shall, and hereby does, release those employees who accept employment with Buyer from their obligations under any non-competition or confidentiality agreement in favor of Seller, to the extent necessary to allow them to become employed by Buyer. Seller shall maintain in effect its self-insured health insurance program including, without limitation, any related third party administrative services and stop-loss coverage through and including April 30, 2005 with respect to any such employee hired by Buyer, which employees shall continue to be participants in and covered by such plan through April 30, 2005. Buyer shall promptly reimburse Seller for claims incurred by Seller on account of services rendered with respect to such employees during the month of April, 2005 (net of any premiums or other amounts paid by such employees).

      SECTION 5.9 AGREEMENT REGARDING LEASE PAYMENTS. Seller agrees that it shall not sell or transfer the real property which is the subject of the Lease or assign the Lease to any party unless it simultaneously deposits with the Escrow Agent an amount equal to the lesser of (a) $912,000 and (b) the aggregate remaining base rent payments under the Lease through the end of its initial term, which amount, unless used to satisfy indemnity claims of Buyer, shall be disbursed to Seller on the fifth anniversary of the Closing Date, but subject to the terms and conditions described in this Agreement, including without limitation in Sections 2.3, 2.4 and 6.7 hereof (the "Additional Escrow Funds"). Buyer shall have the right to record on any applicable land records an appropriate notice of the restrictions and requirements set forth in this
Section 5.9. For purposes of this Section 5.9, the liquidation or dissolution of Seller and the related distribution or assignment of the real property which is the subject of the Lease to an entity, the majority in interest of which is held by one or more of the Seller Parties or their affiliates, shall not constitute a sale or transfer of the real property which is the subject of the Lease or an assignment of the Lease, provided that in such event, Buyer's right to deposit rent and taxes into escrow and apply the same to indemnities shall continue in effect after such liquidation or dissolution, and any new owner of the real property and any assignee as landlord under the Lease shall take the Lease subject to the rights of Buyer under Section 6.10, this Section 5.9 and the Lease, and shall agree in writing to comply with the requirements of this
Section 5.9 in connection with any subsequent sale or transfer of the real property or assignment of the Lease.

      5.10 ENFORCEMENT OF ASSIGNMENTS. If Buyer is required to make an assignment to Seller pursuant to Sections 2.4(b) or 5.7(e) hereof, Seller shall be entitled to attempt to collect and enforce the rights contemplated by such assignments, and Buyer hereby acknowledges and agrees that any such collection or enforcement efforts by Seller shall not constitute a breach of any obligation of Seller not to disrupt or interfere with the Business or customers, or to assist in the smooth transition of the Business to Buyer or other similar covenants or obligations, nor shall such efforts be deemed a breach of any representation or warranty contained herein.

                                    ARTICLE 6

                                 INDEMNIFICATION

      SECTION 6.1. INDEMNIFIED LOSSES. For the purpose of this Article 6 and when used elsewhere in this Agreement, "Losses" shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including those resulting from any and all actions, suits, proceedings, demands, assessments or judgments, together with reasonable costs and expenses including the attorneys' fees and other legal costs and expenses relating thereto.

      SECTION 6.2. INDEMNIFICATION BY SELLER PARTIES. Subject to the limitations set forth in this Article 6, the Seller Parties hereby jointly and severally agree to indemnify and hold harmless Buyer against and in respect of any Losses which arise out of or result from:

      (a) any breach by the Seller Parties of any representation or warranty of the Seller Parties made herein or in any certificate, document, writing or instrument delivered by any Seller Party pursuant to this Agreement;

      (b) any breach by any Seller Party of any covenant or obligation of such Seller Party in this Agreement or in any certificate, document, writing or instrument delivered by the Seller Parties pursuant to this Agreement;

      (c) any liability or obligation of Seller or the Business as operated through the Closing Date or otherwise arising out of the ownership or operation of Seller, the Business or the Purchased Assets prior to the Closing, other than the Assumed Liabilities, whether or not such liability or obligation was disclosed to Buyer, including, without limitation, sales and use Taxes for all periods ending on or prior to the Closing Date;

      (d) any noncompliance with bulk sales or fraudulent conveyance laws with respect to the transactions contemplated by this Agreement;

      (e) as provided in Section 6.4 hereof; and

      (f) the assignment by Buyer to Seller of rights under the Contracts in accordance with Section 5.9(e), or Seller's enforcement of such rights against customers (excluding lost profits and consequential damages), including, without limitation, Losses that arise out of or result from Buyer being made a party to any proceedings instituted by or against Seller in connection therewith.

      SECTION 6.3. INDEMNIFICATION BY BUYER. Subject to the limitations set forth in this Article 6, Buyer agrees to indemnify and hold harmless Seller against and in respect of any Losses which arise out of or result from:

      (a) any breach by Buyer of any representation or warranty of Buyer made herein or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

      (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

      (c) any liability or obligation of Buyer or the Business as operated after the Closing Date, or otherwise arising out of the ownership or operation of Buyer, the Business or the Purchased Assets after the Closing including, without limitation, sales and use Taxes payable on account of taxable goods and services provided by Buyer after the Closing; provided that, Buyer shall not be obligated to indemnify Seller pursuant to this Section 6.3(c), (i) with respect to any matter for which Buyer is entitled to indemnification from Seller, (ii) for Losses that result from or arise out of the continuation of circumstances after Closing that existed with respect to the Business as of Closing, or (iii) with respect to any claim arising out of or relating to an Excluded Asset;

      (d) the Assumed Liabilities; and

      (e) as provided in Section 6.5 hereof.

      SECTION 6.4. THIRD PARTY CLAIMS AGAINST BUYER. Subject to any limitations set forth in this Article 6, the Seller Parties further agree to jointly and severally indemnify and hold Buyer harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring prior to the Closing and related to Seller, the Business or the Purchased Assets, including, without limitation, any and all Losses attributable to goods, products and services provided by Seller prior to the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

      SECTION 6.5. THIRD PARTY CLAIMS AGAINST SELLER. Subject to the limitations set forth in this Article 6, Buyer further agrees to indemnify and hold Seller harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring after the Closing and related to Buyer, the Business or the Purchased Assets, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

      SECTION 6.6. PROCEDURES; NO WAIVER; EXCLUSIVITY. All claims for indemnification by a party pursuant to this Article 6 in connection with an action, suit or proceeding shall be made in accordance with the provisions of this Section 6.6. The party entitled to indemnification under this Article 6 (the "Indemnified Person") shall give prompt written notification to the Person obligated to provide such indemnification (the "Indemnifying Person") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article 6 may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article 6 except to the extent of any damage or liability caused solely by or arising out of such delay. Within 20 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Losses" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

      SECTION 6.7. SET-OFF. (a) Buyer shall be entitled to a set-off against the Escrow Funds and Additional Escrow Funds (if any) for any amounts payable to Buyer pursuant to this Article 6 or under Section 2.3 or Section 2.4 (a "Claimed Set-Off"). Except as expressly set forth in Section 6.9(b), Buyer's right to set-off against the Escrow Funds and Additional Escrow Funds does not limit Buyer's right to indemnification above and beyond the Escrow Funds and Additional Escrow Funds (by recovery from Seller Parties) in accordance with this Article 6.

      (b) Buyer shall give Seller written notice of any Claimed Set-Off, which notice shall include reasonable detail as to the nature, basis for and (if liquidated) amount of such Claimed Set-Off. Except in the case of a Claimed Set-Off made pursuant to Section 2.3 or 2.4 of this Agreement (which claims Buyer may make only once a Reduction in Net Current Assets or Receivable Shortfall has been finally determined in accordance with such Sections), Seller shall have fifteen (15) days from receipt of Buyer's written notice to object to the Claimed Set-Off. Seller shall make any objection to a Claimed Set-Off in writing and shall forward the same to both Buyer and the Escrow Agent in the case of a claim against the Escrow Funds and/or Additional Escrow Funds (an "Escrow Claim"). If Seller does not timely object to an Escrow Claim, or in the case of any Claimed Set-Off made pursuant to Section 2.3 or 2.4 of this

Agreement, Buyer may give unilateral written notice to the Escrow Agent to release a portion of the Escrow Funds or Additional Escrow Funds, as applicable, equivalent to the Claimed Set-Off (with a copy of such unilateral notice to the Seller Parties), which written notice, the Seller Parties hereby acknowledge to be sufficient to authorize the Escrow Agent to release the Escrow Funds or Additional Escrow Funds, as applicable, as directed by Buyer.

      (c) If any of the Seller Parties do timely object to a Claimed Set-Off, except in the case of a Claimed Set-Off made pursuant to Section 2.3 or 2.4 of this Agreement, the Escrow Agent shall not release any portion of the Escrow Funds or Additional Escrow Funds to Buyer in payment of such Claimed Set-Off until the Escrow Agent receives instructions which are signed by Buyer and Seller, or until the dispute has been definitively resolved by court proceedings. If any of the Seller Parties do timely object and Seller and Buyer are unable to agree to the amount of the Claimed Set-Off within thirty (30) days, either Seller or Buyer may institute court proceedings for a determination of the amount of the Claimed Set-Off. If the Seller Parties object to a Claimed Set-Off, or during the pendency of Seller's fifteen (15) day notice period, Buyer may require the Escrow Agent to retain a portion of the Escrow Funds and/or Additional Escrow Funds to cover an Escrow Claim by giving the Escrow Agent unilateral written notice to retain said portion of the Escrow Funds and/or Additional Escrow Funds (with a copy of such unilateral notice to the Seller Parties), which written notice the Seller Parties hereby acknowledge to be sufficient to authorize the Escrow Agent to retain said portion of the Escrow Funds and/or Additional Escrow Funds as directed by Buyer, and in which event the Escrow Agent shall not release that portion of the Escrow Funds and/or Additional Escrow Funds to Seller in accordance with the Escrow Agreement until the Escrow Agent receives instructions which are signed by both Buyer and Seller, or until the dispute has been definitively resolved by court proceedings.

      (d) Notwithstanding anything to the contrary herein, any set-off against the Escrow Funds and Additional Escrow Funds made pursuant to this Section 6.7 shall first be made against the Escrow Funds until all such funds have been paid out (or are subject to dispute).

      SECTION 6.8. SURVIVAL. All representations and warranties made by the Seller Parties and Buyer herein (except for those set forth in Sections 3.1, 3.2, 3.4, 4.1 and 4.2, which shall survive indefinitely, those set forth in
Section 3.14, which shall survive until the six (6) year anniversary of the Closing Date, and those set forth in Sections 3.16, 3.17 and 3.18, which shall survive until expiration of the applicable statute of limitation), or in any certificate, document, writing or instrument delivered pursuant to this Agreement, shall survive the Closing for a period of three (3) years following the Closing Date. No claim may be asserted under Section 6.2(a) or 6.3(a) with respect to breach of a representation or warranty after the two (2) year anniversary of the Closing Date (except for claims for breach of a representation or warranty set forth in Section 3.1, 3.2, 3.4, 3.14, 3.16, 3.17, 3.18, 4.1 or 4.2), provided that claims as to which written notice is given prior to such date may be prosecuted thereafter. The indemnity obligations set forth in Sections 6.2(b), (c), (d), and (f), Sections 6.3(b), (c) and (d),
Section 6.4 and Section 6.5, and the indemnity limitations set forth in Section 6.9, shall survive indefinitely.

      SECTION 6.9. LIMITATIONS ON INDEMNIFICATION BY THE SELLER PARTIES. Notwithstanding any other provision of this Article 6:

      (a) The Seller Parties shall not be liable to Buyer under 6.2(a) for breaches of representations or warranties: (i) for Losses which are less than $500 with respect to a particular matter or set of facts; or (ii) until the aggregate amount of all Losses, each of which is greater than $500, exceeds $75,000, after which, subject to this Section 6.9, the Seller Parties shall be liable back to dollar one such that such amount is a threshold and not a deductible;

      (b) Subject to Section 6.9(d) and 6.10, the Seller Parties shall not be liable to Buyer under this Article 6: (i) for Primary Losses in excess of the Escrow Funds and Additional Escrow Funds; or (ii) for Losses in excess of $11,400,000;

      (c) If the Escrow Funds or Additional Escrow Funds, or any portion thereof, are used to satisfy Secondary Losses or to satisfy any adjustment in favor of Buyer pursuant to Section 2.3 or 2.4, and the Buyer has claims for Primary Losses for which Escrow Funds or Additional Escrow Funds are not available, then notwithstanding Section 6.9(b) hereof, the Seller Parties shall be jointly and severally liable to Buyer for such Primary Losses to the extent the Escrow Funds and Additional Escrow Funds are insufficient to cover such Primary Losses, up to an amount equal to the amount of Escrow Funds and Additional Escrow Funds previously used to satisfy adjustments pursuant to Sections 2.3 and 2.4 and Secondary Losses; and

      (d) Nothing set forth in this Section 6.9 limits the Seller Parties' liabilities and obligations for Losses arising from the fraud of any Seller Party.

      SECTION 6.10. SET-OFF AGAINST LEASE. Notwithstanding anything to the contrary herein, if at any time and from time-to-time Buyer asserts one or more claims for indemnification pursuant to Section 6.2 or Section 6.4 at any time prior to April 6, 2010 and the Escrow Funds and any then existing Additional Escrow Funds are insufficient to satisfy all such claims, then Buyer may at its option withhold from Seller and instead deposit with the Escrow Agent any monthly rental payments due Seller and any real property taxes that Buyer is required to pay under the Lease, until the aggregate amount on deposit in escrow is equal to the aggregate amount of all pending indemnity claims. In no event may the aggregate amount deposited by Buyer into escrow pursuant to this Section
6.10 exceed $912,000. All additional escrow deposits made by Buyer under this
Section 6.10 shall be deemed Additional Escrow Funds for all purposes under this Agreement and the Escrow Agreement. In the event that Buyer elects to deposit real property taxes into escrow under this Section 6.10, Seller shall pay such taxes in lieu of Buyer paying the same.

      SECTION 6.11. EXCLUSIVE REMEDY. The provisions of this Article 6 set forth the sole and exclusive remedy of the parties hereto with respect to any matter or event described in this Article 6, provided however that the provisions of this Article 6 shall not limit the rights or remedies of Buyer with respect to the breach of Sections 5.2 or 5.3, or the provisions of the second sentence of
Section 7.5, and Section 5.9.

                                    ARTICLE 7

                                  MISCELLANEOUS

      SECTION 7.1. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and delivered personally or sent by overnight delivery, postage prepaid to the addresses set forth below:

      To Buyer:

            Ship Acquisition Corp.
            300 Winding Brook Drive
            Glastonbury, CT 06033
            Attention: Chief Financial Officer

      With a copy to:

            Thomas N. Tartaro, Esq.
            Vice President, General Counsel & Secretary
            Open Solutions Inc.
            300 Winding Brook Drive
            Glastonbury, CT 06033

      To any Seller Party:

            S.O.S. Computer Systems, Inc.
            720 E. Timpanogos Parkway
            Orem, UT 84097
            Attn: Mr. David Smart, CEO

      With a copy (which shall not constitute notice) to:

            Holme Roberts & Owen, LLP
            299 South Main Street, Suite 1800
            Salt Lake City, Utah  84111
            Attn: Stuart A. Fredman

      SECTION 7.2. ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof provided that the Confidentiality Agreement between the Seller and the Buyer dated as of November 17, 2004 shall continue in full force and effect.

      SECTION 7.3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      SECTION 7.4. PARTIES IN INTEREST; ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns, provided that no Seller Party may assign or delegate this Agreement or any right, liability or obligation hereunder without Buyer's prior written consent and any assignment or delegation by any Seller Party without the prior written consent of Buyer shall be void and of no force or effect.

      SECTION 7.5. GOVERNING LAW; FEES AND COSTS. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to its conflicts of laws principles. Without limiting the indemnity and hold harmless obligations of the parties' under
Article 6 of this Agreement, the prevailing party in any litigation with respect to this Agreement shall be entitled to recover its attorney's fees and costs from the breaching party or parties.

      SECTION 7.6. SCHEDULES AND HEADINGS. All of the schedules and exhibits attached hereto are a part of this Agreement and all of the matters contained therein are incorporated herein by reference. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

      SECTION 7.7. AMENDMENT. This Agreement may be amended only by the parties hereto by any instrument in writing signed by or on behalf of each of the parties hereto.

      SECTION 7.8. WAIVER. Any term or provision of this Agreement may be waived only in writing by the party or parties who are entitled to the benefits being waived.

      SECTION 7.9. JOINT AND SEVERAL LIABILITY. All obligations and liabilities of Seller and/or any other Seller Party under this Agreement shall be the joint and several obligations and liabilities of all of the Seller Parties.

      SECTION 7.10. FACSIMILE SIGNATURES. Facsimile signatures shall be fully binding and effective for all purposes and shall be given the same effect as original signatures. If any party delivers a copy of this Agreement containing a facsimile signature, such party shall promptly forward copies containing original signatures to the other party; provided, however, that the copies containing the facsimile signatures shall remain binding even if the document containing original signatures is not sent to the other party.

      SECTION 7.11 PRESS RELEASE. No Seller Party shall make any public announcement or issue any press release relating to this Agreement, the or any related agreements or transactions contemplated hereby or thereby, provided however, that nothing herein shall prevent Seller from making any disclosure required by law.

   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SUCCEEDING PAGE IS A SIGNATURE
                                     PAGE.]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

S.O.S. COMPUTER SYSTEMS, INC.                SHIP ACQUISITION CORP.

By: /s/ David Smart                          By: /s/ Carl D. Blandino
    -------------------------                    ---------------------
    Name: David Smart                            Name:  Carl D. Blandino
    Title: President                             Title: Secretary and Treasurer

THE DUNSTER FAMILY TRUST

By: /s/ George William Dunster
    -----------------------------------
    George William Dunster, as Trustee
    of the Dunster Family Trust u/t/d June 14, 1979, as amended

By: /s/ Sondra Jane Dunster
    ---------------------------------
    Sondra Jane Dunster, as Trustee
    of the Dunster Family Trust u/t/d June 14, 1979, as amended

THE CLARK LINDSAY BALLANTYNE TRUST

By: /s/ G. William Dunster
    -------------------------------
    G. William Dunster, as Trustee
    of the Clark Lindsay Ballantyne Trust u/t/d December 19, 1988

THE LAURA BALLANTYNE TRUST

By: /s/ G. William Dunster
    -----------------------
    G. William Dunster, as Trustee
    of the Laura Ballantyne Trust u/t/d December 19, 1988

/s/ David Smart
------------------
DAVID SMART

                                OMITTED SCHEDULES

      Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, Open Solutions Inc. (the "Company") has, with respect to the Asset Purchase Agreement, dated as of April 6, 2005, among Ship Acquisition Corp., S.O.S. Computer Systems, Inc., the Clark Lindsay Ballantyne Trust, the Laura Ballantyne Warner Trust, the Dunster Family Trust and David Smart, omitted to file the schedules listed in the table of contents herewith. These schedules will be supplementally furnished to the Commission upon request.